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                                                                      EXHIBIT 99



                             Tower Automotive, Inc.
                              5211 Cascade Road, SE
                          Grand Rapids, Michigan 49546



                                 March 22, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         Re:    Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen, LLP ("Andersen") has represented to us, by letter dated March 22, 2002, that its audit of the financial statements of Tower Automotive Inc., for the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



                                Very truly yours,

                             Tower Automotive, Inc.




                                Anthony A. Barone
                             Chief Financial Officer